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                                                                    EXHIBIT 10.7



            AMENDMENT NO. 1 TO SEPARATION AND DISTRIBUTION AGREEMENT

                  The Separation and Distribution Agreement (the "Agreement") dated as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation ("Gray"), and Triple Crown Media, Inc., a Delaware corporation ("TCM") is hereby amended as follows:

          The following new Section 6.7 is added:

                   "Section 6.7     Acquisition of Michiana Telecasting Corp.

                   If, prior to the Separation, and in connection with Gray's acquisition of Michiana Telecasting Corp., an Indiana corporation ("Michiana"), Gray Publishing (a) sells The Goshen News, the net proceeds from the sale will be retained by Gray Publishing in the Separation, or (b) swaps The Goshen News for another newspaper, that newspaper will be retained by Gray Publishing in the Separation, and as a result will be an asset of TCM following the Separation. If, after the Separation, Gray acquires Michiana, TCM shall cause Gray Publishing to sell The Goshen News or swap The Goshen News for another newspaper, which would not result in a violation of the FCC's cross ownership rules, upon the written request of Gray (the "Written Request"); provided that such request is made in connection with Gray's acquisition of Michiana and is necessary to comply with the FCC's cross ownership rules. The Written Request shall specify the date by which the sale or swap must be completed, which date shall not be less than 60 days from the date of the Written Request."

         Section 7.2 is amended to read as follows:

                  "TCM shall indemnify, defend, and hold harmless Gray and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the "Gray Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any Gray Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) the Newspaper Publishing Business, (ii) Graylink Wireless Business, (iii) the Assigned Contracts, (iv) the Assigned Real Property, or
                  (v) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by TCM or its Subsidiaries, including any failure by TCM to cause Gray Publishing to sell or swap The Goshen News within the time period specified in a Written Request."

          Except as provided in this Amendment No. 1 to Separation and Distribution Agreement, the Agreement shall remain in effect without any change.

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                  IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to Separation and Distribution Agreement effective as of November 18, 2005.

                             GRAY TELEVISION, INC.



                             By: /s/ Robert S. Prather, Jr.
                                 ----------------------------------------------
                                 Name: Robert S. Prather, Jr.
                                 Title: President and Chief Operating Officer



                             TRIPLE CROWN MEDIA, INC.



                             By: /s/ James C. Ryan
                                 ----------------------------------------------
                                 Name: James C. Ryan
                                 Title: Chief Financial Officer and Secretary